PERRITT FUNDS, INC.
FOURTH AMENDMENT TO THE
FUND ACCOUNTING SERVICING AGREEMENT

THIS FOURTH AMENDMENT dated as of the 9th day of January, 2014, to the Fund Accounting Servicing Agreement dated as of December 2, 2005, as amended, March 23, 2006, August 1, 2012 and February 28, 2013 (the "Agreement"), is entered into by and between PERRITT FUNDS, INC., a Maryland corporation (the "Company") and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add a fund; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Amended Exhibit A of the Agreement is hereby superseded and replaced with Amended Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

PERRITT FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Mark Buh	By: /s/ Michael R. McVoy

Printed Name: Mark Buh	Printed Name: Michael R. McVoy

Title: CFO	Title: Executive Vice President

Perritt Fund/2014	1

Amended Exhibit A to the Fund Accounting Servicing Agreement - Perritt Funds, Inc.

Fund Names

Separate Series of Perritt Funds, Inc.

Name of Series
Perritt Ultra MicroCap Fund
Perritt MicroCap Opportunities Fund
Perritt Low Priced Stock Fund

Perritt Fund/2014	2